Patterson Companies Reports Improved

Fourth Quarter and Fiscal 2005 Operating Results

James W. Wiltz Named Chief Executive Officer;

Peter L. Frechette to Continue As Chairman of the Board

St. Paul, MN—May 26, 2005—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $627,272,000 for the fourth quarter of fiscal 2005 ended April 30, an increase of 17% from $537,359,000 in the year-earlier quarter. Excluding four acquisitions earlier in the fiscal year, internally generated sales rose approximately 10%. Net income increased 11% to $50,242,000 or $0.36 per diluted share, from $45,125,000 or $0.33 per diluted share in the fourth quarter of fiscal 2004.

For full-year fiscal 2005, which included an additional or fifty-third week, consolidated sales increased 23% to $2,421,457,000 from $1,969,349,000 in fiscal 2004. Net income rose 23% to $183,698,000 or $1.32 per diluted share, from $149,465,000 and $1.08 per diluted share in the prior fiscal year.

Patterson also announced that James W. Wiltz, currently president and chief operating officer, has been named chief executive officer. He will retain his position as president but the chief operating officer post has been eliminated under this management transition plan. Peter L. Frechette, currently chairman and chief executive officer, will continue as chairman of Patterson’s board of directors. He will focus on strategic issues related to business and organizational development, as well as shareholder relations.

The Patterson Dental Supply unit, Patterson’s largest business, reported sales growth of 10% to $469,872,000 in the fourth quarter. Substantially all of this growth was internally generated.

•	Sales of consumable dental supplies and printed office products increased 6% in the fourth quarter, reflecting the sale of the Colwell division’s wholesale business during this period. Excluding the impact of this transaction, consumable sales increased approximately 7%. Patterson Dental’s sales force, the largest in the industry, totaled 1,425 at the end of the fourth quarter.
•	Sales of dental equipment and software rose 17% in the fourth quarter, generated by the continuation of strong demand for new technology equipment, including the CEREC®3D dental restorative system, digital radiography and related software. Sales of the CAESY line of electronic patient education services and software, which was acquired in May 2004, also grew strongly during the quarter.
•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 10% in the fourth quarter.

Sales of the Webster Veterinary Supply unit increased 54% in the fourth quarter to $82,059,000, which included contributions from the acquisitions of ProVet in late April 2004 and Milburn Distributions, Inc. in October 2004. As previously reported, ProHeart 6, an injectable heartworm medication, was voluntarily withdrawn from the U.S. market by its manufacturer in September 2004. On an annual basis, ProHeart 6 contributed sales of approximately $12 million. Excluding the nearly $3 million of ProHeart 6 sales in last year’s fourth quarter and the impact of the two acquisitions, Webster’s sales increased approximately 12% in the fourth quarter.

Sales of AbilityOne Products Corp., Patterson’s rehabilitation supply and equipment unit, increased 31% in the fourth quarter to $75,341,000. Excluding the May 2004 acquisition of Medco Supply Company, as well as the impact of currency adjustments related to its foreign operations, AbilityOne’s internally generated sales increased approximately 15% in the fourth quarter.

Frechette commented: “Although we are pleased with the strong revenue growth of our three businesses, Patterson’s fourth quarter earnings were below planned levels. This shortfall was due to a combination of business-specific factors. The full-year performance of our dental business was exceptional, but fourth quarter results were affected by a higher than expected LIFO provision and additional expenses related to certain field personnel incentive programs. Despite these short-term developments, we believe that the fundamentals of the North American dental market, as evidenced by our consumables and equipment sales growth, remain very positive. As such, we fully expect Patterson Dental to continue operating at a high level going forward.”

He continued: “The solid sales growth of our Webster unit was offset by the continuation of pricing pressures related to the discount strategies initiated by certain competitors. By acting to expand Webster’s national position as a full-service, value-added distributor, we believe discount-pricing strategies can be neutralized. Toward this end, Webster has made two acquisitions over the past year and is now expanding into the large California veterinary market. Webster sales representatives are now calling on California accounts, and we have begun stocking inventory in the state. Finally, the profitability of our AbilityOne unit was affected by above-plan operating expenses related to various growth initiatives. We are currently reevaluating AbilityOne’s expense structure with the goal of better aligning future costs with anticipated revenue growth.”

Frechette added: “Based on the strength and potential of our specialty distribution businesses, we are confident that the elements are in place for making fiscal 2006 another period of record operating results for Patterson. We believe we have the right strategies and programs in place to continue capitalizing on growth opportunities in the dental, veterinary and rehabilitation supply markets.”

For the first quarter of fiscal 2006 ending July 30, Patterson is forecasting earnings of $0.31 to $0.33 per diluted share, compared to $0.29 per diluted share reported in the year-earlier quarter, which included an extra or fourteenth week. For the full year, Patterson is forecasting earnings of $1.54 to $1.58 per diluted share.

Regarding the management succession, Frechette commented: “Today’s announcement marks another step in Patterson’s management transition process, which started in 2003 when Jim Wiltz was named president and chief operating officer. Backed by his 36-year career with Patterson, few people understand our business, our sales culture and our markets and customers as well as Jim. In addition to his unsurpassed knowledge of the dental market, he has played a key role in moving Patterson into the veterinary and rehabilitation supply businesses and integrating our acquisitions in those markets into Patterson. His wide-ranging experience makes Jim uniquely qualified to assume his new position, and I have every confidence that Patterson will grow and prosper under his executive leadership.”

Wiltz said: “I am sincerely honored to be named Patterson’s chief executive officer. During his long tenure as Patterson’s leader, Pete Frechette established a business platform that has generated consistently strong sales and earnings growth. The people-oriented culture that he developed within Patterson and the value-added, customer-driven focus that he established as the hallmark of our business are responsible for the long-term success of this organization. As his successor, I will strive to build upon Pete’s record of achievement and further strengthen our strategic and operational foundation.”

Wiltz joined Patterson in 1969 as a dental sales representative. He later became an equipment specialist and then a branch manager. He was appointed vice president of the Midwestern Division in 1980 and named vice president of sales and distribution in 1986. From 1996 to 2003, he served as president of the company’s Patterson Dental Supply subsidiary. Wiltz has served on Patterson’s board of directors since 2001.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. To participate, call 1-800-218-0204 about 10 minutes before the start time and ask for the Patterson conference call. A replay of the fourth quarter conference call can be heard through June 2, 2005 by dialing 1-303-590-3000 and providing the 11030456 confirmation code. Investors also can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2005	April 24, 2004	April 30, 2005	April 24, 2004
Net sales	$627,272	$537,359	$2,421,457	$1,969,349
Gross profit	226,587	200,568	862,511	702,344
Operating expenses	143,891	126,346	560,375	459,844

Operating income	82,696	74,222	302,136	242,500
Other expense, net	(2,448)	(1,910)	(8,689)	(2,980)

Income before taxes	80,248	72,312	293,447	239,520
Income taxes	30,006	27,187	109,749	90,055

Net income	$50,242	$45,125	$183,698	$149,465

Earnings per share:
Basic	$0.37	$0.33	$1.34	$1.10
Diluted	$0.36	$0.33	$1.32	$1.08
Shares:
Basic	137,172	136,256	136,839	135,932
Diluted	139,129	138,340	138,873	137,768
Gross margin	36.1%	37.3%	35.6%	35.7%
Operating expenses as a % of net sales	22.9%	23.5%	23.1%	23.3%
Operating income as a % of net sales	13.2%	13.8%	12.5%	12.3%
Effective tax rate	37.4%	37.6%	37.4%	37.6%
Return on net sales	8.0%	8.4%	7.6%	7.6%

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30, 2005	April 24, 2004	April 30, 2005	April 24, 2004
Consolidated Net Sales
Consumable and printed products	$398,797	$338,396	$1,521,208	$1,229,530
Equipment and software	180,407	156,174	722,414	586,388
Other	48,068	42,789	177,835	153,431

Total	$627,272	$537,359	$2,421,457	$1,969,349

Rehabilitative Supply
Actual
Consumable and printed products	$63,682	$46,402	$249,506	$114,693
Equipment	8,351	8,560	32,437	20,877
Other	3,308	2,511	13,356	6,734

Total	$75,341	$57,473	$295,299	$142,304

Proforma			$295,299	$222,827 (a)

Veterinary Supply
Consumable and printed products	$77,712	$49,669	$273,646	$198,744
Equipment	2,841	2,389	11,659	7,293
Other	1,506	1,119	6,650	4,685

Total	$82,059	$53,177	$291,955	$210,722

Other (Expense) Income, net
Interest income	$2,079	$1,549	$6,113	$6,312
Interest expense	(4,289)	(3,389)	(15,141)	(9,627)
Other	(238)	(70)	339	335

	$(2,448)	$(1,910)	$(8,689)	$(2,980)

(a)	Proforma basis, as if the acquisition of AbilityOne had occurred at the beginning of fiscal 2004, but does not give effect to the fiscal 2005 Medco acquisition.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30, 2005	April 24, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$245,931	$295,178
Receivables, net	317,168	285,249
Inventory	206,405	173,022
Prepaid expenses and other current assets	30,533	24,694

Total current assets	800,037	778,143

Property and equipment, net	97,178	77,233
Goodwill and other intangible assets	746,079	698,217
Other	42,007	35,364

Total Assets	$1,685,301	$1,588,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,536	$149,528
Other accrued liabilities	127,725	94,129
Current maturities of long-term debt	20,027	20,031

Total current liabilities	322,288	263,688

Long-term debt	301,530	479,556
Other non-current liabilities	46,411	43,955

Total liabilities	670,229	787,199

Stockholders’ equity	1,015,072	801,758

Total Liabilities and Stockholders’ Equity	$1,685,301	$1,588,957

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 30, 2005	April 24, 2004
Operating activities:
Net income	$183,698	$149,465
Depreciation & amortization	26,862	19,441
Change in assets and liabilities, net of acquired	(3,255)	28,835

Net cash provided by operating activities	207,305	197,741

Investing activities:
Additions to property and equipment, net	(31,533)	(19,624)
Acquisitions	(72,855)	(606,382)
(Purchase) sale of investments, net	(5,364)	14,248

Net cash used in investing activities	(109,752)	(611,758)

Net cash (used in) provided by financing activities	(152,164)	505,995

Net (decrease) increase in cash and cash equivalents	$(54,611)	$91,978